Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ADITX THERAPEUTICS, INC.", FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF JUNE, A.D. 2020, AT 2:27 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

6560519 8100
SR# 20205965480

Authentication: 203193802
Date: 06-29-20

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:27 PM 06/29/2020
FILED 02:27 PM 06/29/2020
SR 20205965480 - File Number 6560519

CERTIFICATE OF AMENDMENT
to
CERTIFICATE OF INCORPORATION
of
ADITX THERAPEUTICS, INC.

ADITX THERAPEUTICS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

FIRST: The name of the Corporation is Aditx Therapeutics, Inc. The Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the "Secretary of State") on September 28, 2017 and has been amended and restated by the Amended and Restated Certificate of Incorporation filed with the Secretary of State on February 7, 2018 (as so amended and restated, the "Certificate of Incorporation").

SECOND: ARTICLE IV of the Corporation's Certificate of Incorporation shall be amended by inserting Subsection "4.5" at the end of such ARTICLE which shall read as follows:

4.5 Reverse Stock Split. Upon the filing (the "Effective Time") of this Certificate of Amendment pursuant to the Section 242 of the General Corporation Law of the State of Delaware, each two (2) shares of the Corporation's Common Stock, issued and outstanding immediately prior to the Effective Time (the "Old Common Stock") shall automatically without further action on the part of the Corporation or any holder of Old Common Stock, be reclassified, combined, converted and changed into one (1) fully paid and nonassessable share of common stock, par value of $0.001 per share (the "New Common Stock"), subject to the treatment of fractional share interests as described below (the "reverse stock split"). The conversion of the Old Common Stock into New Common Stock will be deemed to occur at the Effective Time. From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of shares of New Common Stock into which such Old Common Stock shall have been converted pursuant to this Certificate of Amendment. Holders who otherwise would be entitled to receive fractional share interests of New Common Stock upon the effectiveness of the reverse stock split shall not be entitled to receive a whole share of New Common Stock in lieu of any fractional share created as a result of such reverse stock split and shall instead be rounded down to the nearest whole share.

THIRD: The stockholders of the Corporation have duly approved the foregoing amendment in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 29th day of June, 2020.

ADITX THERAPEUTICS, INC.

By: ______________________________
Name: Amro Albanna
Title: Chief Executive Officer